EXHIBIT 99.1

INSURANCE COMMISSIONER DISAPPROVES INTEREST

PAYMENT ON SURPLUS NOTES

NEW YORK, May 16, 2012 — Ambac Assurance Corporation (“Ambac Assurance”) today announced that the Commissioner of Insurance of the State of Wisconsin has disapproved the requests of Ambac Assurance and the Special Deputy Commissioner of the Segregated Account of Ambac Assurance (“Segregated Account”), acting on behalf of the Rehabilitator of the Segregated Account, to pay accrued interest on all outstanding Surplus Notes issued by Ambac Assurance and the Segregated Account on the scheduled interest payment date of June 7, 2012.

About Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc. (“Ambac”).

Ambac, headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. On November 8, 2010, Ambac filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. Ambac is not currently able to estimate when it will be able to consummate such plan. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, Ambac will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Contact Information:

Michael Fitzgerald

212-208-3222

mfitzgerald@ambac.com